Exhibit 99.1

October 30, 2013

ManTech Announces Financial Results for

Third Quarter of 2013

•	Revenue: $567 million

•	Diluted EPS: $0.48

•	Cash Flow from Operations: $77 million

•	Bookings: $647 million in contract awards for a book-to-bill ratio of 1.1

•	Dividends: $0.21 per share paid in September; $0.21 per share authorized for December

FAIRFAX, Va.–(BUSINESS WIRE)– ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of fiscal year 2013, which ended September 30, 2013.

“Our cyber, intelligence and health businesses continue to grow, and we continue to generate exceptional cash flow,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “With a Continuing Resolution that funds the government at last year’s levels through January 15, 2014, our employees who had been furloughed have returned to work performing their mission-critical activities. ManTech’s strong balance sheet and positioning with priority missions offer stability during this period of uncertainty.”

Summary Operating Results

Revenues for the quarter were $567.4 million, compared to $645.0 million in the third quarter of fiscal year 2012. Revenues in strategic investment areas, including intelligence, cyber security and healthcare, increased year-over-year. Revenues supporting Overseas Contingency Operations (OCO) declined $42 million compared to the third quarter of 2012, as mission requirements fell in conjunction with the U.S. military withdrawal from Afghanistan.

Operating income was $32.0 million for the quarter. Operating margin of 5.6 percent reflected greater investment in new market growth areas and the rapid drawdown in OCO support. Net income was $17.7 million for the quarter, which resulted in diluted earnings per share of $0.48.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $77 million or 4.3 times net income. Days sales outstanding (DSO) were 78 days, up two days from the second quarter of 2013. During the quarter, the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of September 6, 2013. The company finished the quarter with the highest quarter-ending cash and cash equivalents balance in its history—$259 million, up from $194 million at the end of the second quarter. With $200 million in high-yield debt and no outstanding borrowings on its $500 million revolving-credit facility, the company has the financial capacity to pursue acquisitions, issue dividends and maintain a strong balance sheet.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on December 20, 2013 to all common stockholders of record as of December 6, 2013 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech’s Board of Directors.

Contract Awards

Contract awards (bookings) totaled $647 million in the quarter, representing a book-to-bill ratio of 1.1. More than half of the awards consist of new or expanded work for ManTech. Awards were especially strong in the cyber and intelligence business, which achieved a book-to-bill ratio of 2.3. The company’s backlog of business at the end of quarter was $5.4 billion, of which $1.2 billion was funded.

Forward Guidance

The company is updating its expected financial performance for 2013 based on year-to-date results and a revised forward outlook. The company now expects to achieve revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2013 Guidance
Revenue (million)	$2,350
Net Income (million)	$75.5
Diluted Earnings Per Share	$2.03

ManTech Chief Financial Officer Kevin M. Phillips said, “The government shut down, cumulative effect of awards delays given funding uncertainty, and further decline in support of overseas missions will weigh on our fourth quarter results. Still, we are pleased with the continued growth in our priority markets despite the challenging environment, and we look forward to using our record cash balance to spur a return to growth when we find the right acquisition opportunity for our shareholders.”

Conference Call

ManTech executive management will hold a conference call on October 30, 2013, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 63998257. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the health and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech’s expertise includes command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; cyber security; global logistics support; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; test and evaluation; environmental, range and sustainability services; and healthcare analytics and IT. ManTech supports major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities (including the withdrawal from Afghanistan) and other efforts to reduce federal government spending generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations and otherwise address budgetary constraints, sequestration, or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us or other factors; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; adverse changes in our mix of contract types; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures

(including as a result of cyber or other security threats) or employee or subcontractor misconduct; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; failure to maintain strong relationships with other contractors; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; adverse results of U.S. government audits or other investigations of our government contracts; and adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2013, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	(unaudited)
	September 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$258,666	$134,896
Receivables—net	491,275	548,309
Prepaid expenses and other	17,656	27,185
Contractual inventory	—	34,762

Total Current Assets	767,597	745,152
Goodwill	871,294	861,912
Other intangibles—net	156,320	167,910
Property and equipment—net	29,053	28,588
Employee supplemental savings plan assets	30,237	27,352
Other assets	9,891	10,995

TOTAL ASSETS	$1,864,392	$1,841,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$252,712	$315,582
Accrued salaries and related expenses	76,783	52,364
Billings in excess of revenue earned	14,966	15,031
Deferred income taxes—current	665	4,266

Total Current Liabilities	345,126	387,243
Long-term debt	200,000	200,000
Deferred income taxes—non-current	71,494	50,645
Accrued retirement	31,488	29,390
Other long-term liabilities	11,195	9,403

TOTAL LIABILITIES	659,303	676,681

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,220,326 and 24,093,832 shares issued at September 30, 2013 and December 31, 2012; 23,976,213 and 23,849,719 shares outstanding at September 30, 2013 and December 31, 2012	242	241
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at September 30, 2013 and December 31, 2012	132	132
Additional paid-in capital	422,349	417,917
Treasury stock, 244,113 and 244,113 shares at cost at September 30, 2013 and December 31, 2012	(9,158)	(9,158)
Retained earnings	792,301	756,241
Accumulated other comprehensive income (loss)	(157)	(145)
Unearned employee stock ownership plan shares	(620)	—

TOTAL STOCKHOLDERS’ EQUITY	1,205,089	1,165,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,864,392	$1,841,909

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)		(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUES	$567,399	$645,028	$1,818,536	$1,960,474
Cost of services	493,604	551,493	1,578,940	1,678,470
General and administrative expenses	41,756	50,776	132,515	148,670

OPERATING INCOME	32,039	42,759	107,081	133,334
Interest expense	(4,104)	(4,110)	(12,217)	(12,267)
Interest income	167	118	393	257
Other income (expense), net	(20)	10	(64)	(78)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	28,082	38,777	95,193	121,246
Provision for income taxes	(9,614)	(14,350)	(34,994)	(46,432)
Equity in losses of unconsolidated subsidiaries	(750)	—	(750)	—

NET INCOME	$17,718	$24,427	$59,449	$74,814

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.48	$0.66	$1.60	$2.03

Weighted average common shares outstanding	23,944	23,760	23,896	23,700

Class B basic earnings per share	$0.48	$0.66	$1.60	$2.03

Weighted average common shares outstanding	13,193	13,193	13,193	13,193

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.48	$0.66	$1.60	$2.03

Weighted average common shares outstanding	23,982	23,778	23,933	23,743

Class B diluted earnings per share	$0.48	$0.66	$1.60	$2.03

Weighted average common shares outstanding	13,193	13,193	13,193	13,193

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited)
	Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,449	$74,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,869	44,768
Deferred income taxes	15,352	5,079
Stock-based compensation	3,955	6,295
Equity in losses of unconsolidated subsidiaries	750	—
Gain on sale of property and equipment	(400)	—
Excess tax benefits from the exercise of stock options	(53)	(43)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	58,206	72,360
Contractual inventory	34,762	—
Prepaid expenses and other	9,418	9,181
Accounts payable and accrued expenses	(63,701)	(13,160)
Accrued salaries and related expenses	23,843	6,580
Billings in excess of revenue earned	(106)	(20,027)
Accrued retirement	2,098	1,400
Other	(388)	1,016

Net cash flow from operating activities	166,054	188,263

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(11,382)	(63,093)
Purchases of property and equipment	(7,213)	(8,393)
Investment in capitalized software for internal use	(1,816)	(2,215)
Proceeds from sale of property and equipment	400	—
Investment in unconsolidated subsidiaries	(330)	—
Proceeds from sale of investment	239	185
Proceeds from disposition of a business	—	1,799

Net cash flow from investing activities	(20,102)	(71,717)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(23,379)	(23,257)
Proceeds from exercise of stock options	1,144	1,115
Excess tax benefits from the exercise of stock options	53	43

Net cash flow from financing activities	(22,182)	(22,099)

NET CHANGE IN CASH AND CASH EQUIVALENTS	123,770	94,447
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134,896	114,483

CASH AND CASH EQUIVALENTS, END OF PERIOD	$258,666	$208,930

ManTech International Corporation

Stuart Davis, (703) 218-8269

stuart.davis@mantech.com

ManTech-F